Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 6th day of October 2017 (“Effective Date”), by and between Digital Power Corporation, a California corporation with an address of 48430 Lakeview Blvd, Fremont, CA 94538-3158 (“Company”) and William Horne, an individual residing at [●] (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer and Executive Vice President and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive hereby agree as follows:

1.     Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's Chief Financial Officer and Executive Vice President. The rights, duties and responsibilities of Executive shall include the right and duty to manage the day to day financial operations of the Company and such other duties and responsibilities as are consistent with Executive’s position. Executive shall report to the Executive Chairman (the “Chairman”) and the Board of Directors of the Corporation (the “Board”).

Executive shall devote a sufficient amount of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries in order to diligently and faithfully perform his duties and responsibilities duly assigned to him pursuant to this Agreement. Executive shall be permitted to carry on additional activities provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined to be inconsistent with the position, standing, stature, reputation or best interests of the Company; nothing in this Section 1, shall prohibit Executive from (a) serving as a director or member of a committee of entities that do not, in the reasonable good faith determination of the Board, compete with the Company or otherwise create, or could create, in the reasonable good faith determination of the Board, a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal and/or business investments and community affairs.

For the entirety of the term of this Agreement, the Company shall maintain a sufficient number of seats on the Board as shall permit Executive to be appointed as a member of the Board. Executive is to maintain a position on the Board of Directors for all subsidiaries of the Company.

2.     Term. The term of this Agreement shall commence on the Effective Date and shall continue through September 30, 2022 (“Initial Term”) unless earlier terminated in accordance with the provisions hereof, and shall be automatically renewed for successive one (1) year period (“Renewal Term”) thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least four (4) months prior to the expiration of the Initial Term or any Renewal Term of this Agreement. “Employment Period” shall mean the Initial Term plus Renewal Term, if any.

3.     Place of Employment. Executive's services may, but need not, be performed at the Company's offices at the address in the first paragraph above. The executive may from time to time perform his duties to the Company at another location or locations, at the discretion of Executive. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.     Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period a base salary at an annual rate of $250,000 (the “Base Salary”). In addition, the Base Salary as then in effect shall be subject to such further upward adjustments as shall be determined by the Board in its sole discretion. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. The Executive shall be responsible for recording, reporting and charging his portion of time working on subsidiaries so that the Company can be reimbursed for that time

5.     Bonuses. Executive will be entitled to Bonuses as follows:

a.      A Signing Bonus (the “Signing Bonus”) in the amount of $25,000;

b.     During the Employment Period, the Executive shall be entitled to an annual bonus (the “Annual Bonus”) if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for earning Bonuses which shall be adopted by the Compensation Committee annually. Bonuses shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings.

c.     A “Target Bonus”. For 2018 the Target Bonus shall be 100% of Base Salary upon substantially meeting the budgeted revenues and the budgeted EBITDA, and shall be paid pro-rata for performance in excess of such benchmarks, up to a maximum of 300% of Base Salary.

The Compensation Committee may provide for lesser or greater percentage Bonus payments for Executive upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time. For the avoidance of doubt, if Executive is employed immediately prior to the expiration of the term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Company on the date the Annual Bonus is paid for such last year. The Company and Executive shall negotiate in good faith the 2018 budget as soon as reasonably practicable after the date hereof. In addition, the Company agrees to pay the Executive as part of the Annual Bonus, $10,000 for filing the Company’s annual report on Form 10-K that is filed with the Securities and Exchange Commission (“SEC”) on time without an extension for such calendar year.

In addition to the foregoing, additional bonuses may be awarded by the Compensation Committee. The Bonus shall be paid by the Company to the Executive promptly after determination that if any targets relate to fiscal period performance having been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid to Executive promptly following the Company’s announcement of earnings. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board.

6.     Severance Compensation. Upon termination of Executive’s employment (other than upon the expiration of the Employment Period): (i) Executive shall be entitled to receive any earned but unpaid Base Salary through the termination date; (ii) Executive shall be entitled to receive any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and (iii) Executive shall be entitled to receive any accrued but unused vacation time through the termination date. Further, unless the Executive’s employment is terminated as a result of his death or Disability or for Cause or Executive terminates his employment without Good Reason, then upon the termination or non-renewal of Executive’s employment, the Company shall pay to Executive a “Separation Payment” as follows:

a.     the Company shall pay Executive an amount equal to four (4) weeks of Executive’s Base Salary (as in effect immediately prior to the termination date) for each full year of service. Executive shall be given credit for his service commencing from October 13, 2016; and

b.     should Executive, at Executive's sole and exclusive option, provide the Company with the Company’s then reasonable and standard form of separation, waiver and release agreement releasing Company and its affiliates from any liability associated with this Agreement within 60 days of termination, then the Company shall:

i.

pay to Executive the Base Salary (in effect immediately prior to the termination date) until the last to occur (the “Separation Period”) of (1) the expiration of the remaining portion of the Initial Term or the then applicable Renewal Term, as the case may be, or (2) the 12-month period commencing on the date Executive is terminated, the amount calculated under this subparagraph shall be payable in one lump sum, and

ii.

provide or reimburse Executive for the entirety of the Separation Period for the same or substantially the same medical, dental, long-term disability and life insurance pursuant to Section 9 to which Executive was entitled hereunder as of the date of termination provided, however, that in the case of such medical and dental insurance, that Executive makes a timely election for continuation coverage under COBRA,

iii.

pay Executive, in one lump sum, an amount equal to the product obtained by multiplying (x) the maximum Annual Bonus as set forth in Section 5 which Executive would have been otherwise entitled to receive by (y) the fraction in which the numerator is the number of calendar months worked including the entire month in which severance occurred and the denominator of which is 12. If the Annual Bonus cannot be determined at the time the Executive’s employment is terminated then, if possible, the Company and Executive shall make a good faith effort to estimate the amount of the Annual Bonus and adjust such amount promptly following the completion of the Company’s annual audit; and

iv.

all outstanding Options and other Equity Awards held by Executive immediately prior to the termination date shall immediately vest and become fully exercisable for a period of 24 months following Executive’s termination date regardless of the terms of the option plan or option agreement.

Unless otherwise specified, the Company shall make such payments in accordance with its regular payroll schedule.

7.       Equity Awards. As of the date hereof:

a.     the Company shall grant to Executive 200,000 shares of restricted common stock at no cost to Executive as a signing bonus. Fifty percent (50%) of such common stock shall be immediately vested with the remainder balance vesting once Avalanche International Corporation is current with its periodic reports with the SEC; and

b.     the Company shall grant to Executive an option to purchase 1,000,000 shares of the Company’s common stock exercisable for a period of ten (10) years at market closing price on the Effective Date. The options shall vest ratably over 48 months beginning with the first month after the Effective Date.

The Bonuses, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Company Clawback Rights” as follows: During the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of two (2) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to Executive shall have been determined, Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive. The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules and regulations. For purposes of this Section 7, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulation as hereafter may be adopted and in effect. Notwithstanding anything contained in this paragraph, in the event that the Dodd-Frank Act is repealed or amended to delete the provisions with which this paragraph is intended to comply, then no compliance herewith shall be required and no part of Executive’s compensation shall remain subject to the Company Clawback Rights.

8.     Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. Notwithstanding anything herein or in the Company’s policies and procedures to the contrary, Executive shall be reimbursed for all travel expenses and shall be entitled to travel and lodging equal to business class or greater.

9.     Other Benefits.

(a)     Benefit Plans. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in the same manner and at the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees. In the event that any waiting periods or other eligibility requirements are imposed prior to Executive becoming eligible for any of such Benefit Plans, then the Company shall reimburse Executive for the cost(s) incurred by Executive in maintaining his current benefit plans during any such waiting or eligibility periods.

(b)     Car Expense Reimbursement. Executive will be entitled to a car expense allowance of $1,000 per month.

(c)     Vacation. The Executive shall be entitled to 4 weeks of vacation (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may be carried forward, with a maximum accrual of 16 weeks.

10.    Termination of Employment.

(a)     Death. If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and, except as set forth herein, the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary, Base Salary through the end of the second calendar month after which Executive’s death occurred, unpaid pro rata Annual Bonus for the current year through the date of death, an amount equal to four (4) weeks of Executive’s Base Salary (as in effect immediately prior to the termination date) for each full year of service, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date. Further, Executive shall be entitled to retain all vested Options and other vested Equity Awards held by Executive immediately prior to the date of death. All vested Options and other Equity Awards shall be exercisable for a period of 24 months following the termination date regardless of the terms of the respective agreement. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)     Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and, except as set forth herein, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary, Base Salary through the end of the second calendar month after which Executive is determined to have suffered a Disability, unpaid pro rata Annual Bonus for the current year accrued through the Executive’s last date of employment with the Company, an amount equal to four (4) weeks of Executive’s Base Salary (as in effect immediately prior to the termination date) for each full year of service, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. Further, Executive shall be entitled to retain all vested Options and other vested Equity Awards held by Executive immediately prior to the termination date. All vested Options and other Equity Awards shall be exercisable for a period of 24 months following the termination date regardless of the terms of the respective agreement. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any six (6) consecutive months.

(c)      Cause.

(1)     At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 10(c)(1) shall not be subject to cure.

(2)     For purposes of this Section 10(c), no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputational). Prior to any termination for Cause, Executive will be given fifteen (15) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there is at least a majority vote of the full Board (other than Executive) to terminate him for Cause. After providing the notice in foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section 10(c) has been made.

(3)     Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except (i) for the obligation to pay the Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy and (ii) Executive shall be entitled to retain all vested Options and other vested Equity Awards held by Executive immediately prior to the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)      Good Reason and Without Cause.

(1)     At any time during the term of this Agreement, subject to the conditions set forth in Section 10(d)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a diminution of, the duties that he assumed on the Effective Date or the imposition of a requirement that Executive report to any person other than the Board; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Financial Officer of the Company or any subsidiary, provided, however, for the absence of doubt following a Change of Control, should the Executive cease to retain either the title or responsibilities assumed on the Effective Date, or Executive is required to serve in a diminished capacity or lesser title in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; (C) material breach by the Company of this Agreement; (D) the relocation of Executive’s regular office to a location that is more than twenty-five (25) miles from Executive’s current office; and (E) upon the occurrence of a Change of Control of the Company.

(2)     Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within sixty (60) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.

(3)     In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) the Separation Payment amount. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(4)     Executive shall not be required to mitigate the amount of any payment provided for in this Section 10(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 10(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

(e)      Without “Good Reason” by Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company. Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, unpaid pro rata Annual Bonus for the current year accrued through the Executive’s last date of employment with the Company, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. Further, Executive shall be entitled to retain all vested Options and other vested Equity Awards held by Executive immediately prior to the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)     Change of Control. Upon the occurrence of a Change of Control, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) an amount equal to four (4) times the Separation Payment amount set forth in Section 6(b) hereof, without regard to whether Executive continues in the employ of the Company or its successor. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) in the sole and absolute discretion of the Executive, during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company, or (C) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company by, or a merger, consolidation, sale of assets or reorganization with, Philou Ventures or Ault & Co., or any of its affiliates. For purposes of a Change of Control, sale, or disposition of any asset or business unit, Executive shall be entitled to a success fee and the foregoing definition of Change of Control shall apply to the described events as they relate to such asset or business unit.

(g)     Any termination of the Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of Executive.

(h)     Resignation as a Director. In the event of any termination of employment pursuant to this Agreement, Executive shall be deemed to have resigned voluntarily from the Board and any Committee of the Board, and of the board of directors (and any committee thereof) of all subsidiaries and affiliates of the Company, upon the effective date of termination or such earlier date as may be agreed in writing between the Company and Executive, and Executive’s signature on this Agreement shall, without the need to any further action, constitute Executive’s resignation from such boards of directors in such circumstance.

11.     Confidential Information.

(a)     Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided Confidential Information shall not include information and know how that was known to Executive prior to his employment hereunder, is in or does hereafter become part of the public domain, or becomes known to others through no fault of the Executive. The Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.

(b)     The Company acknowledges that notwithstanding the foregoing, Executive, through his extensive experience and contacts in the industry is already in possession of significant information and know how regarding the Company, its products and the industry within which it operates. Nothing herein shall be deemed to restrict Executive, during the term hereof or thereafter, from disclosing or using any such information.

(c)     In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

12.     Non-Competition and Non-Solicitation. To the fullest extent permissible under applicable law, Executive agrees that both during the term of this Agreement and for a period of two (2) years following termination of this Agreement, Executive shall not take any action to induce employees or independent contractors of the Company to sever their relationship with the Company and accept an employment or an independent contractor relationship with any other business.

(a)     The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 12 shall survive the termination of the Executive’s employment hereunder.

(b)      The Executive hereby agrees and covenants that he shall not, during the Employment Period and any Separation Period, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than five percent (5%) of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or equity-linked security position in portfolio companies that are directly competitive with the Company’s products or services; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and the Separation Period and thereafter to the extent described below, within the Territory:

(1)     Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business of the Company;

(2)     Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of directly competing with the business of the Company;

(3)     Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)     Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

For purposes hereof, a business shall not be deemed to be in competition with the business of the Company, nor shall any products or services be deemed to compete with those of the Company, unless the Company presently produces, sells or distributes or, has, during the Employment Period, plans to produce, sell or distribute, such products or services.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 12(b) shall continue during the Employment Period and until termination of the Separation Period following the termination of this Agreement or of the Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later; provided, however that, in the event this Agreement or Executive’s employment is terminated by Executive for Good Reason or is terminated by Company without Cause, then the restrictions contained in Section 12(b) shall continue during the Employment Period, and not beyond.

13.       Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive’s termination occurs plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

14.     Golden Parachute Limitation. Notwithstanding If any payment or benefit Executive would receive pursuant to a termination from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two amounts would maximize Executive's after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: reduction of cash payments, cancellation of accelerated vesting of stock awards, and reduction of other benefits. In the event that acceleration of compensation from Executive's equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the termination shall make all determinations required to be made under this Section 14. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the termination, the Company shall appoint a different nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by the Company or Executive) or at such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

15.	Miscellaneous.

(a)     The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 11 or Section 12 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 11 or Section 12 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)     Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)     During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as provided under the Company’s articles of incorporation, bylaws and indemnification agreement and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)     This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, the Plan and relevant option agreements shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)     This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)     All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of California.

(h)     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)     The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party. The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

Digital Power Corporation

By:  /s/ Milton C. Ault, III

Name: Milton C. Ault, III

Title:     Executive Chairman

Executive

By:   /s/ William Horne

Name: William Horne

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